CERTIFICATE OF RETIREMENT
OF
CLASS B COMMON STOCK
OF
CHAPARRAL ENERGY, INC.
Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware
Chaparral Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:
1. Article IV of the Third Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on March 21, 2017 (the “Amended and Restated Certificate”) authorizes, among other things, the issuance of two hundred and five million (205,000,000) shares of capital stock of the Corporation, consisting of (a) one hundred and eighty million (180,000,000) shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), (b) twenty million (20,000,000) shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), and (c) five million (5,000,000) shares of Preferred Stock, par value $0.01 per share.
2. All outstanding shares of Class B Common Stock have been automatically converted (the “Conversion”) into shares of Class A Common Stock of the Corporation pursuant to Section 2(g) of Article IV of the Amended and Restated Certificate.
3. Section 2(g) of Article IV of the Amended and Restated Certificate provides that following the Conversion, all such shares of Class B Common Stock which have been converted shall be retired and may not be reissued by the Corporation.
4. Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the filing of this Certificate of Retirement, the Amended and Restated Certificate shall be amended so as to (a) reduce the total authorized number of shares of the capital stock of the Corporation by 7,869,929, such that the total number of authorized shares of the Corporation shall be 197,130,071, and (b) reduce the authorized number of shares of Class B Common Stock by 7,869,929, such that the authorized number of shares of Class B Common Stock shall be 12,130,071.

IN WITNESS WHEREOF, Chaparral Energy, Inc. has caused this Certificate of Retirement to be signed by its duly authorized officer as of December 18, 2018.

By:	/s/ K. Earl Reynolds
Name:	K. Earl Reynolds
Title:	Chief Executive Officer